EXHIBIT 2.2

BILL OF SALE, ASSIGNMENT AND CONVEYANCE

          THIS BILL OF SALE, ASSIGNMENT AND CONVEYANCE (this "Instrument") made, delivered, and effective on the 29th day of October, 2004 (the "Effective Date"), by and from RISKEBIZ INTERNET SERVICES INC., a British Columbia corporation (the "Seller"), to SNOCONE SYSTEMS INC., a Nevada corporation (the "Buyer"),

WITNESSETH:

          The Seller, for and in consideration of the sum of one million (1,000,000) shares of common stock of SNOCONE SYSTEMS INC. and other good and valuable considerations, the receipt and sufficiency of all of which is hereby recited and acknowledged, does, as of the Effective Date, grant, bargain, sell, convey, assign, transfer, set over and deliver unto the Buyer the following rights, titles, estates and interests (all of which are herein called the "Subject Interests"):

          All right, title, interest and estate of the Seller in and to RISKeye, as listed below:

Application Summary “RISKeye”

The program is installed on the server that is accepting feeds from a camera. The program takes images as they are being fed from the camera, converts them to formats compatible with the particular devices that will be viewing them, and installs the images on a WAP 2.0 web service either locally or on a remote server. Clients can then use their WAP 2.0 phone to access the images in sequence. The refresh rate and image quality can be adjusted based on the requirements of the client.

Deliverables

Application files for server side application. Application files are defined to be .asp, .html, .htm, all java related and database files.

          TO HAVE AND TO HOLD the Subject Interests, together with all and singular the rights, privileges and appurtenances in any way belonging thereto, unto the Buyer and the Buyer's successors and assigns forever.

          The Seller has concurrently herewith and in pursuance hereof directly assigned to the Buyer certificates of title to all of the above-described vehicles and duly executed and delivered to the buyer deeds in recordable form to all of the above-described property consisting of fixtures.

          The Seller hereby grants and transfers unto the Buyer full power and right of substitution and subrogation in and to all covenants and warranties (including, without limitation, covenants and warranties as to title), if any, by others heretofore given or made in respect of the Subject Interests or any part thereof.

          The Seller further covenants and agrees that it will at any time and from time to time after the date of this Instrument, upon the request of the Buyer, execute, acknowledge, deliver and perform, or cause to be executed, delivered, or performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better vesting and confirming unto the Buyer of the title to and possession of any and all of the assets, properties and rights acquired by the Buyer from the Seller hereunder.

          The Seller does hereby constitute and appoint the Buyer as the Seller's true and lawful attorney with full power of substitution for it and in its name, place and stead or otherwise, but on behalf of and for the benefit of the Buyer, to demand and receive from time to time any and all assets, properties and rights, whether real, personal and mixed, tangible and intangible, which are hereby bargained, sold, transferred, assigned and conveyed, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the name of the Seller or otherwise, at the Seller's expense and for the benefit of the Buyer, any and all proceedings at law, in equity or otherwise that the Buyer may deem proper in order to collect, assert or enforce any claims, rights or title of any kind in and to the assets, properties, rights and privileges which are hereby bargained, sold, transferred, assigned and conveyed, and to defend and compromise any and all such actions, suits or proceedings in respect of any said property, assets, rights and privileges and, generally, to do any and all such acts and things in relation thereto as the Buyer shall deem advisable. The Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are, and shall be, irrevocable by the Seller in any manner or for any reason, provided that nothing herein contained shall be deemed to enlarge the rights given to Buyer under the Agreement.

          Executed, delivered and effective on and as of this 29th day of October 2004.

THE SELLER:      /s/ Kevin Day
By its Duly Authorized Representative

THE BUYER:      /s/ Vivian Kane
By its Duly Authorized Representative